EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

(in thousands, except ratio of earnings to fixed charges)

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown.  For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges.  Fixed charges represent total interest expense plus an estimate of the interest within rental expense, including and excluding interest on deposits.  Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown.  Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

	Three Months Ended June 30,
	2009	2008
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Including Deposits):
Earnings:
Income before income taxes	$10,569	$12,402
Add: Fixed charges, net	26,102	26,728
Income before income taxes and fixed charges, net	36,671	39,130
Fixed charges
Interest expense	25,431	26,158
Estimate of interest (1/3) within rental expense	174	168
Interest on unrecognized tax benefits	497	402
Total fixed charges	26,102	26,728
Ratio of Earnings to Fixed Charges	1.40	1.46

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Excluding Deposits):
Earnings:
Income before income taxes	$10,569	$12,402
Add: Fixed charges, net	14,384	12,276
Income before income taxes and fixed charges, net	24,953	24,678
Fixed charges
Interest expense (excluding deposits)	13,713	11,706
Estimate of interest (1/3) within rental expense	174	168
Interest on unrecognized tax benefits	497	402
Total fixed charges	14,384	12,276
Ratio of Earnings to Fixed Charges	1.73	2.01

	Six Months Ended June 30,
	2009	2008
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Including Deposits):
Earnings:
Income before income taxes	$14,416	$21,460
Add: Fixed charges, net	54,538	55,861
Income before income taxes and fixed charges, net	68,954	77,321
Fixed charges
Interest expense	$53,685	$55,157
Estimate of interest (1/3) within rental expense	356	302
Interest on unrecognized tax benefits	497	402
Total fixed charges	54,538	55,861
Ratio of Earnings to Fixed Charges	1.26	1.38

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Excluding Deposits):
Earnings:
Income before income taxes	$14,416	$21,460
Add: Fixed charges, net	28,608	23,441
Income before income taxes and fixed charges, net	43,024	44,901
Fixed charges
Interest expense (excluding deposits)	27,755	22,737
Estimate of interest (1/3) within rental expense	356	302
Interest on unrecognized tax benefits	497	402
Total fixed charges	28,608	23,441
Ratio of Earnings to Fixed Charges	1.50	1.92